Exhibit 10.1

Execution Version

ALTEON INC.

SERIES B PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

April 5, 2007

SERIES B PREFERRED STOCK AND WARRANT PURCHASE AGREEMENT

This Series B Preferred Stock and Warrant Purchase Agreement (this “Agreement”) is dated as of April 5, 2007, among Alteon Inc., a Delaware corporation (the “Company”), and each purchaser identified on the signature pages hereto (each, including its successors and assigns, a “Purchaser” and collectively the “Purchasers”).

WHEREAS, subject to the terms and conditions set forth in this Agreement and pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and Rule 506 promulgated thereunder, the Company desires to issue and sell to each Purchaser, and each Purchaser, severally and not jointly, desires to purchase from the Company, securities of the Company as more fully described in this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration the receipt and adequacy of which are hereby acknowledged, the Company and each Purchaser agree as follows:

ARTICLE I.
DEFINITIONS

1.1  Definitions

In addition to the terms defined elsewhere in this Agreement, for all purposes of this Agreement, the following terms have the meanings indicated in this Section 1.1:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person as such terms are used in and construed under Rule 144 under the Securities Act, provided, however, that for the avoidance of doubt it is acknowledged and agreed that Atticus Global Advisors, Ltd. and Green Way Managed Account Series, Ltd., in respect of its segregated account, Green Way Portfolio D, are affiliates.

“Amended and Restated Certificate of Incorporation” means that certain Amended and Restated Certificate of Incorporation to be filed with the Secretary of State of the State of Delaware in substantially the form attached hereto as Exhibit A.

“Business Day” means any day except Saturday, Sunday, any day which shall be a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close.

“Closing” means the closing of the purchase and sale of the Securities pursuant to Section 2.1.

“Closing Date” means the Trading Day when all of the all conditions precedent to (i) the Purchasers’ obligations to pay the Subscription Amount and (ii) the Company’s obligations to deliver the Securities have been satisfied or waived.

“Closing Price” means on any particular date (a) the last reported closing price per share of Common Stock on such date on the Trading Market (as reported by Bloomberg L.P. at 4:15 PM (New York time)), or (b) if there is no such price on such date, then the closing price on the Trading Market on the date nearest preceding such date (as reported by Bloomberg L.P. at 4:15 PM (New York time)), or (c) if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board or (d)  if the Common Stock is not then listed or quoted on the Trading Market or the OTC Bulletin Board and if prices for the Common Stock are then reported in the “pink sheets” published by Pink Sheets LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent price per share of the Common Stock so reported, or (e) if the shares of Common Stock are not then publicly traded the fair market value of a share of Common Stock as determined by an appraiser selected in good faith by the Purchasers representing at least a majority in interest of the Shares to be purchased hereunder.

“Commission” means the Securities and Exchange Commission.

“Common Stock” means the common stock of the Company, par value $0.01 per share, and any other class of securities into which such securities may hereafter be reclassified or changed into.

“Common Stock Equivalents” means any securities of the Company or the Subsidiaries which would entitle the holder thereof to acquire at any time Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Common Stock.

“Company Counsel” means Mintz Levin Cohn Ferris Glovsky and Popeo P.C.

“Conversion Shares” means the shares of Common Stock of the Company issuable upon conversion of the Series B Preferred Stock.

“Convertible Promissory Notes” means those certain Senior Convertible Secured Promissory Notes of the Company in an aggregate principal amount of $3,000,000 each dated January 11, 2007, issued pursuant to the Note and Warrant Purchase Agreement.

“Disclosure Schedules” means the Disclosure Schedules of the Company delivered concurrently herewith.

“Effective Date” means the date that the initial Registration Statement filed by the Company pursuant to the Registration Rights Agreement is first declared effective by the Commission.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” shall have the meaning ascribed to such term in Section 3.1(k).

“Legend Removal Date” shall have the meaning ascribed to such term in Section 4.1(c).

“Liens” means a lien, charge, security interest, encumbrance, right of first refusal, preemptive right or other restriction.

“Note and Warrant Purchase Agreement” means the Note and Warrant Purchase Agreement dated January 11, 2007 by and among the Company and the lenders named therein.

“Per Share Purchase Price” means 50% of the average Closing Price of the Common Stock for the fifteen (15) Trading Days beginning after the later of the Shareholder Meeting or implementation of the Reverse Stock Split. The per share price shall in no event (i) exceed the equivalent of $0.075 per share immediately prior to the Reverse Stock Split or (ii) be less than the equivalent of $0.05 per share immediately prior the Reverse Stock Split.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Proxy Statement” means that certain Proxy Statement to be prepared by the Company and submitted to the Commission for review and comment in order to properly call and notice the Shareholder Meeting.

“Registration Rights Agreement” means the Registration Rights Agreement, dated the date hereof, among the Company and the Purchasers, in the form of Exhibit B attached hereto.

“Registration Statement” means a registration statement meeting the requirements set forth in the Registration Rights Agreement and covering the resale by the Purchasers of the Shares and the Warrant Shares.

“Reverse Stock Split” shall have the meaning ascribed to such term in Section 4.11.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“SEC Documents” shall have the meaning ascribed to such term in Section 3.1(k).

“Securities” means the Shares, the Conversion Shares, the Warrants and the Warrant Shares.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Series B Preferred Stock” means the Series B Preferred Stock of the Company, $.01 par value per share.

“Shares” means the shares of Series B Preferred Stock issued or issuable to each Purchaser pursuant to this Agreement.

“Shareholder Meeting” means that certain meeting of the Company’s stockholders currently anticipated to be held on or prior to April 30, 2007, unless the proxy statement relating to the Shareholder Meeting is reviewed by the Commission, in which case such date shall be extended to May 31, 2007.

“Short Sales” shall include all “short sales” as defined in Rule 200 of Regulation SHO under the Exchange Act (but shall not be deemed to include the location and/or reservation of borrowable shares of Common Stock).

“Significant Holder” shall mean any beneficial holder or holder of record of at least that number of shares of Series B Preferred Stock as is equal to $4,000,000 divided by the Per Share Purchase Price (as adjusted for stock splits, stock dividends, reverse stock splits or the like). All shares of Series B Preferred Stock held or acquired by affiliated entities or persons shall be aggregated together for the purpose of determining the status of a holder as a Significant Holder.

“Subscription Amount” means, as to each Purchaser, the aggregate amount to be paid for Shares and Warrants purchased hereunder in United States Dollars and in immediately available funds, in an aggregate amount for all Purchasers equal to $25,000,000, including the principal and accrued but unpaid interest on the Convertible Promissory Notes.

“Trading Day” means a day on which the Common Stock is traded on a Trading Market.

“Trading Market” means the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq Capital Market, the American Stock Exchange, the New York Stock Exchange, or the Nasdaq Global Market.

“Transaction Documents” means this Agreement, the Warrants, the Registration Rights Agreement and any other documents or agreements executed in connection with the transactions contemplated hereunder.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted for trading as reported by Bloomberg Financial L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time); (b)  if the OTC Bulletin Board is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the OTC Bulletin Board; (c) if the Common Stock is not then quoted for trading on the OTC Bulletin Board and if prices for the Common Stock are then reported in the “Pink Sheets” published by Pink Sheets, LLC (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported; or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the applicable Purchaser and reasonably acceptable to the Company.

“Warrants” means collectively the Series B Preferred Stock purchase warrants, in the form of Exhibit C delivered to the Purchasers at the Closing in accordance with Section 2.2(b) hereof, which Warrants shall be exercisable six months after the Closing Date and have a term of exercise equal to five years.

“Warrant Shares” means the shares of Preferred Stock issuable upon exercise of the Warrants.

ARTICLE II.
PURCHASE AND SALE

2.1  Closing. On the Closing Date, upon the terms and subject to the conditions set forth herein, (i) as consideration for receipt of the Subscription Amounts the Company agrees to sell, and each Purchaser, severally and not jointly, agrees to purchase the allocation, as set forth opposite such Purchaser’s name on Schedule A attached hereto, of Shares and Warrants at the Per Share Purchase Price and (ii) the Convertible Promissory Notes plus all accrued but unpaid interest thereon will be automatically converted pursuant to their terms, and will be of no further force or effect. Each Purchaser shall deliver to the Company via wire transfer or a certified check immediately available funds equal to their Subscription Amount, as set forth opposite their names on Schedule A attached hereto, and the Company shall deliver to each Purchaser their respective Shares and Warrants, as set forth opposite their names on Schedule A attached hereto, and the other items set forth in Section 2.2 issuable at the Closing; provided that the Subscription Amount for any holder of Convertible Promissory Notes shall be credited for the amount of principal and accrued interest thereon. Upon satisfaction of the conditions set forth in Sections 2.2 and 2.3, the Closing shall occur at the offices of Company Counsel, or such other location as the parties shall mutually agree.

2.2  Deliveries.

(a)  On the date hereof, the Company and each of the Purchasers shall deliver or cause to be delivered to the other, this Agreement, together with all exhibits and schedules attached thereto, duly executed by an authorized representative.

(b)  On the Closing Date, the Company shall deliver or cause to be delivered to each Purchaser the following:

(i)  a legal opinion of Company Counsel dated the Closing Date, in the form of Exhibit D attached hereto;

(ii)  a copy of the irrevocable instructions to the Company’s transfer agent instructing the transfer agent to deliver, on an expedited basis, a certificate evidencing a number of Shares equal to such Purchaser’s Subscription Amount divided by the Per Share Purchase Price, including any Shares issuable upon conversion of the Convertible Promissory Notes, each registered in the name of such Purchaser;

(iii)  a certificate of the Secretary of the Company dated the Closing Date, certifying the incumbency and authority of the officers or authorized signatories of the Company who execute this Agreement and the other Transaction Documents and the truth, correctness and completeness of the following exhibits which shall be attached thereto: (i) a copy of resolutions duly adopted by the Board of Directors of the Company, in full force and effect at the time this Agreement is entered into, authorizing the execution of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated herein and therein, (ii) a copy of the Amended and Restated Certificate of Incorporation of the Company, as amended through the Closing Date, and as filed with and accepted and certified by an appropriate official of the Company’s jurisdiction of incorporation, and (iii) a copy of the By-Laws of the Company, as amended through the Closing Date;

(iv)  a Warrant registered in the name of such Purchaser to purchase up to a number of shares of Series B Preferred Stock equal to twenty five (25%) percent of such Purchaser’s Subscription Amount, divided by the Per Share Purchase Price; and

(v)  the Registration Rights Agreement duly executed by the Company.

(c)  On the Closing Date, each Purchaser shall deliver or cause to be delivered to the Company the following:

(i)  such Purchaser’s Subscription Amount by wire transfer to the account as specified in writing by the Company;

(ii)  the Registration Rights Agreement duly executed by such Purchaser;

(iii)  if applicable, such Purchaser’s originally executed Convertible Promissory Note;

(iv)  if applicable, evidence of the filing of a UCC-3 termination statement with respect to any UCC-1 financing statement filed in connection with the Note and Warrant Purchase Agreement; and

(v)  if applicable, evidence of the termination of the security interest filed against the Company’s intellectual property with the United States Patent and Trademark Office pursuant to that certain Intellectual Property Security Agreement entered into contemporaneously with the Note and Warrant Purchase Agreement.

2.3  Closing Conditions.

(a) The obligations of the Company hereunder in connection with the Closing are subject to the following conditions having been met:

(i)  the accuracy in all material respects when made and on the Closing Date of the representations and warranties of the Purchasers contained herein;

(ii)  all obligations, covenants and agreements of the Purchasers contained herein required to be performed at or prior to the Closing Date shall have been performed; and

(iii)  the delivery by the Purchasers of the items set forth in Section 2.2(c) of this Agreement.

(b)  The respective obligations of the Purchasers hereunder in connection with the Closing are subject to the following conditions having been met:

(i)  the accuracy in all material respects on the Closing Date of the representations and warranties of the Company contained herein;

(ii)  all obligations, covenants and agreements of the Company contained herein required to be performed at or prior to the Closing Date shall have been performed;

(iii)  the delivery by the Company of the items set forth in Section 2.2(b) of this Agreement;

(iv)  the approval by the stockholders of the Company as to all matters in connection with the Reverse Stock Split and the issuance of the Securities at the Shareholder Meeting and the other matters set forth in Section 4.11;

(v)  the filing with the Secretary of State of the State of Delaware of the Amended and Restated Certificate of Incorporation;

(vi)  from the date hereof to the Closing Date, trading in the Common Stock shall not have been suspended by the Commission or the Company’s principal Trading Market (except for any suspension of trading of limited duration agreed to by the Company, which suspension shall be terminated prior to the Closing), and, at any time prior to the Closing Date, trading in securities generally as reported by Bloomberg Financial Markets shall not have been suspended or limited, or minimum prices shall not have been established on securities whose trades are reported by such service, or on any Trading Market; and

(vii)  the Company and its Board of Directors shall have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under that certain Amended and Restated Stockholders’ Rights Agreement, dated as of July 25, 2005, between the Company and American Stock Transfer & Trust Company, as amended, and any other rights agreement) or other similar anti-takeover provision under the Amended and Restated Certificate of Incorporation or the laws of the jurisdiction of its formation which is or could become applicable to (i) any Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and any Purchaser’s ownership of the Securities and (ii) the Purchasers and their affiliates for a period of not less than five (5) years after the Closing Date.

ARTICLE III.
REPRESENTATIONS AND WARRANTIES

3.1  Representations and Warranties of the Company. As of the date hereof, and as of the Closing, the Company hereby acknowledges, represents, warrants and/or agrees as follows:

(a)  Organization, Standing and Qualification of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has all requisite corporate power and authority to own and operate its properties and to carry on its business as now being conducted and as proposed to be conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which failure to so qualify would materially and adversely affect the business, properties, operations or condition, financial or otherwise, of the Company. The resolutions adopted by the directors of the Company on March 30, 2007 authorizing the transactions contemplated by this Agreement have not been amended or modified in any way, have not been rescinded and are in full force and effect on the date hereof.

(b)  Corporate Authority; Enforceability. The Company has full right, power and authority to issue and sell the Securities as herein contemplated and the Company has full power and authority to enter into and perform its obligations under this Agreement, the Securities, the Amended and Restated Certificate of Incorporation and the Registration Rights Agreement. The execution and delivery of this Agreement, the Securities, the Amended and Restated Certificate of Incorporation and the Registration Rights Agreement by the Company and the consummation of the transactions contemplated herein and therein have been duly authorized and approved by all requisite corporate action, and each of this Agreement, the Securities, the Amended and Restated Certificate of Incorporation and the Registration Rights Agreement are a valid and legally binding obligation of the Company; provided, however, that the issuance of the Securities and the conversion of the Convertible Promissory Notes will require approval of the Company’s stockholders under the applicable rules of the American Stock Exchange, which approval will be sought at the Shareholder Meeting, but as of the date hereof, has not been obtained.

(c)  Conflicts. Subject to Section 3.1(b)(i) and (ii) above, neither the authorization, execution and delivery of this Agreement, the Securities and the Registration Rights Agreement nor the consummation of the transactions herein and therein contemplated, will (i) conflict with or result in a breach of any of the terms of the Company’s Certificate of Incorporation or By-Laws, (ii) violate any judgment, order, injunction, decree or award of any court or governmental body, having jurisdiction over the Company, against or binding on the Company or to which its property is subject, (iii) violate any material law or regulation of any jurisdiction which is applicable to the Company, (iv) violate, conflict with or result in the breach or termination of, or constitute a default under, the terms of any material agreement to which the Company is a party, except for such violations or defaults which do not materially and adversely affect the business, assets, operations or financial condition of the Company, or (v) violate or conflict with the rules and regulations of the American Stock Exchange applicable to the Company.

(d)  Capitalization. The capitalization of the Company is as set forth on Schedule 3.1(d) attached hereto. The Company has not issued any capital stock since its most recently filed periodic report under the Exchange Act, other than pursuant to the exercise of employee stock options under the Company’s stock option plans and the issuance of shares of Common Stock to employees pursuant to the Company’s employee stock purchase plan outstanding as of the date of the most recently filed periodic report under the Exchange Act. All of the outstanding shares of capital stock of the Company are validly issued, fully paid and nonassessable. No further approval or authorization of any stockholder or the Board of Directors of the Company is required for the issuance and sale, except as described in Section 3.1(b)(i) above. The issuance of the Securities pursuant to the provisions of this Agreement will not violate any preemptive rights or rights of first refusal granted by the Company that will not be validly waived or complied with, and will be free of any liens or encumbrances, other than any liens or encumbrances created by or imposed upon the Purchasers through no action of the Company. There are no stockholders agreements, voting agreements or other similar agreements with respect to the Company’s capital stock to which the Company is a party or, to the knowledge of the Company, between or among any of the Company’s stockholders.

(e)  Litigation. There are no actions, suits or proceedings at law or in equity or by or before any governmental instrumentality or other agency or regulatory authority now pending, or, to the best knowledge of the Company, threatened against the Company which, if adversely determined, could materially and adversely affect the business, assets, operations or condition, financial or otherwise, of the Company. There is no action, suit or proceeding by the Company currently pending or that the Company currently intends to initiate.

(f)  Compliance with Laws. The Company is not in violation of any statute, law, rule or regulation, or in default with respect to any judgment, writ, injunction, decree, rule or regulation of any court or governmental agency or instrumentality, except for such violations or defaults which do not materially and adversely affect the business, assets, operations or condition, financial or otherwise, of the Company.

(g)  Governmental Consents. Subject to the accuracy of the representations and warranties of the Purchasers set forth herein, no registration or filing with, or consent or approval of or other action by, any Federal, state or other government agency under laws and regulations thereof as now in effect is or will be necessary for the valid execution, delivery and performance by the Company of this Agreement and the Registration Rights Agreement, and the issuance, sale and delivery of the Securities, other than the filing of a Form D with the Commission and the filings required by state securities law.

(h)  Title. The Company has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it which is material to the business of the Company, in each case free and clear of all liens, encumbrances and defects except such as do not materially affect the value of such property and do not interfere with the use made and proposed to be made of such property by the Company. Any real property and facilities held under lease by the Company are held by it under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company.

(i)  Regulatory Matters. The clinical, pre-clinical and other trials, studies and tests conducted by or on behalf of or sponsored by the Company relating to its pharmaceutical product candidates were and, if still pending, are being conducted in all material respects in accordance with medical and scientific protocols and research procedures that the Company reasonably believes are appropriate. The descriptions of the results of such trials, studies and tests as set forth in the SEC Documents (as defined in Section 4(k)), provided to the Purchasers are accurate in all material respects and fairly present the data derived from such trials, studies and tests. The Company has operated and currently is in compliance in all material respects with applicable statutes and implementing regulations administered or enforced by the United States Food and Drug Administration (“FDA”). Except as set forth in the SEC Documents, the Company has not received any warning letters or written correspondence from the FDA and/or any other governmental entity requiring the termination, suspension or modification of any clinical, pre-clinical and other trials, studies or tests that are material to the Company. The Company has submitted to the FDA an Investigational New Drug Application or amendment or supplement thereto for all clinical trials it has conducted or sponsored or is conducting or sponsoring with respect to its product candidates termed “Alagebrium” and “ALT-2074” (the “Specified Candidates”), and all such submissions were in material compliance with applicable laws and rules and regulations when submitted and no material deficiencies are presently being asserted by the FDA with respect to any such submissions. None of the clinical trials that the Company is currently conducting or sponsoring or intends to conduct or sponsor with respect to the Specified Candidates is subject to any temporary or permanent clinical hold by the FDA or any other government agency, and the Company has no reason to believe that such clinical trials will be subject to any such action.

(j)  Material License Agreements. Each of the Material License Agreements (as defined below) is in full force and effect, and neither the Company nor, to its knowledge, the licensor, is in breach of any Material License Agreement and the Company is aware of no circumstances or grounds that would reasonably be expected to give rise to a claim of material breach or right of rescission, termination, revision, or amendment of any Material License Agreement. True and correct copies of the Material Agreements have been provided to the Purchasers, and no amendment or other modification with respect to such Material Agreements has been entered into by the Company. As used herein, the term “Material License Agreement” shall mean: Exclusive License Agreement dated as of September 28, 2004 by and between Oxis International, a Delaware corporation, and HaptoGuard, as amended on March 22, 2005, as further amended on July 19, 2006, and as further amended on April 2, 2007; and License and Research Agreement dated as of July 12, 2004 by and between BIO-RAP Technologies, Ltd., an Israeli corporation, on its own behalf and on behalf of the Rappaport Family Institute for Research in the Medical Sciences, and HaptoGuard, as amended on April 1, 2007.

(k)  SEC Documents; Financial Statements. During the two (2) years prior to the date hereof, the Company has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Commission pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements, notes and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). The Company has delivered to the Purchasers or their respective representatives true, correct and complete copies of each of the SEC Documents not available on the Electronic Data Gathering, Analysis, and Retrieval system of the Commission (“EDGAR”) that have been requested by each Purchaser. As of their respective dates, the SEC Documents complied as to form in all material respects with the requirements of the Exchange Act and the rules and regulations of the Commission promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the Commission, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the Commission with respect thereto as in effect as of the time of filing. Such financial statements have been prepared in accordance with generally accepted accounting principles (“GAAP”), consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). The Company has no liabilities or obligations required to be disclosed in the SEC Documents that are not so disclosed in the SEC Documents, other than those incurred in the ordinary course of the Company’s business. The information contained in the Company’s interim balance sheet as of November 30, 2006 is true and correct in all material respects.

(l)  Sarbanes-Oxley; Internal Accounting Controls. Except as set forth in Part I - Item 4 of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2006 (the “Specified Weakness”), the Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 which are applicable to it as of the Closing Date. The Company is taking all reasonable measures to implement remedial controls to address the Specified Weakness. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization, and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that information required to be disclosed by the Company in the reports it files or submits under the Exchange Act is recorded, processed, summarized and reported, within the time periods specified in the Commission’s rules and forms. The Company’s certifying officers have evaluated the effectiveness of the Company’s disclosure controls and procedures as of the end of the period covered by the Company’s most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no changes in the Company’s internal control over financial reporting (as such term is defined in the Exchange Act) that has materially affected, or is reasonably likely to materially affect, the Company’s internal control over financial reporting.

(m)  Absence of Changes. Except as disclosed in Schedule 3.1(m), since September 30, 2006, and except as otherwise disclosed in the SEC Documents, the Company has not (i) declared or paid any dividends, (ii) sold any assets, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000) outside of the ordinary course of business, or (iii) had capital expenditures, individually or in the aggregate, in excess of One Hundred Thousand Dollars ($100,000). During the two (2) years prior to the date hereof, except as disclosed in the SEC Documents (i) the Common Stock has been designated for quotation on the American Stock Exchange, (ii) trading in the Common Stock has not been suspended by the Commission or the American Stock Exchange and (iii) the Company has received no communication, written or oral, from the Commission or the American Stock Exchange regarding the suspension or delisting of the Common Stock from the American Stock Exchange. The Company has not taken any steps to seek protection pursuant to any bankruptcy law nor does the Company have any knowledge or reason to believe that its creditors intend to initiate involuntary bankruptcy proceedings or any actual knowledge of any fact which would reasonably lead any creditor or creditors having claims individually or in the aggregate in excess of One Hundred Thousand Dollars ($100,000) to do so. Based on the financial condition of the Company as of the Closing, after giving effect to the receipt by the Company of the proceeds from the transactions contemplated hereby, the Company reasonably believes that (i) the fair saleable value of the Company’s assets exceeds the amount that will be required to be paid on or in respect of the Company’s existing debts and other liabilities (including, without limitation, known contingent liabilities and the principal and interest on the Convertible Notes) as they mature; (ii) the Company’s assets do not constitute unreasonably small capital to carry on its business as now conducted and as proposed to be conducted including its capital needs taking into account the particular capital requirements of the business conducted by the Company, and projected capital requirements and capital availability thereof; and (iii) the current cash flow of the Company, together with the proceeds the Company would receive, were it to liquidate all of its assets, after taking into account all anticipated uses of the cash, would be sufficient to pay all amounts on or in respect of its liabilities when such amounts are required to be paid, including, without limitation, with respect to the principal and interest on the Convertible Notes. The Company does not intend to incur debts beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be payable on or in respect of its debt). The SEC Documents set forth as of the dates thereof all outstanding secured and unsecured Indebtedness of the Company or any Subsidiary, or for which the Company or any Subsidiary has commitments. For the purposes of this Agreement, “Indebtedness” shall mean (a) any liabilities for borrowed money or amounts owed (other than trade accounts payable incurred in the ordinary course of business), (b) all guaranties, endorsements and other contingent obligations in respect of Indebtedness of others, whether or not the same are or should be reflected in the Company’s balance sheet (or the notes thereto), except guaranties by endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business; and (c) the present value of any lease payments due under leases required to be capitalized in accordance with GAAP. Neither the Company nor any Subsidiary is in default with respect to any Indebtedness.

(n)  Patents and Trademarks. The Company has rights to use all patents, patent applications, trademarks, trademark applications, service marks, trade names, trade secrets, inventions, copyrights, licenses and other intellectual property rights and similar rights necessary or material for use in connection with its business as described in the SEC Documents and which the failure to so have would have a material adverse effect on the results of operations, assets, business, or condition (financial or otherwise) of the Company (collectively, the “Intellectual Property Rights”). The Company has not received any notice (written or otherwise) that the Intellectual Property Rights used by the Company violate or infringe upon the rights of any other person or entity. To the knowledge of the Company, all such Intellectual Property Rights are enforceable and there is no existing infringement by another person or entity of any of the Intellectual Property Rights. The Company has taken reasonable security measures to protect the secrecy, confidentiality and value of all of its Intellectual Property Rights.

(o)  Labor Relations. No material labor dispute exists or, to the knowledge of the Company, is imminent with respect to any of the employees of the Company which could reasonably be expected to result in a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company. To the knowledge of the Company, no executive officer is, or is now expected to be, in violation of any material term of any employment contract, confidentiality, disclosure or proprietary information agreement or non-competition agreement, or any other contract or agreement or any restrictive covenant, and the continued employment of each such executive officer does not subject the Company to any liability with respect to any of the foregoing matters. The Company is in compliance with all U.S. federal, state, local and foreign laws and regulations relating to employment and employment practices, terms and conditions of employment and wages and hours, except where the failure to be in compliance could not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company.

(p)  Offering. Assuming the accuracy of the representations and warranties of the Purchasers contained in Section 3.2 hereof, the offer, issue, and sale of the Securities are exempt from the registration and prospectus delivery requirements of the Securities Act and the registration or qualification requirements of all applicable state securities laws. Neither the Company nor any authorized agent acting on its behalf will knowingly take any action hereafter that would cause the loss of such exemptions.

(q)  Acknowledgment. The Company acknowledges and agrees that each Purchaser is acting solely in the capacity of an arm’s length purchaser with respect to the Securities and the transactions contemplated hereby and thereby and that no Purchaser is (i) an officer or director of the Company, (ii) an Affiliate of the Company or (iii) to the knowledge of the Company, a “beneficial owner” of more than 10% of the shares of Common Stock (as defined for purposes of Rule 13d-3 of the Exchange Act). The Company further acknowledges that no Purchaser is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby, and any advice given by any Purchaser or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereby is merely incidental to such Purchaser’s purchase of the Securities. The Company further represents to each Purchaser that the Company’s decision to enter into this Agreement, the Amended and Restated Certificate of Incorporation and the Registration Rights Agreement and issue the Securities has been based solely on the independent evaluation by the Company and its representatives.

(r)  No General Solicitation; Placement Agent’s Fees. Neither the Company, nor any of its Affiliates, nor any person acting on its or their behalf, has engaged in any form of general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) in connection with the offer or sale of the Securities. The Company shall be responsible for the payment of any placement agent’s fees, financial advisory fees, or brokers’ commissions (other than for persons engaged by any Purchaser or its investment advisor) relating to or arising out of the transactions contemplated hereby. The Company shall pay, and hold each Purchaser harmless against, any liability, loss or expense (including, without limitation, attorney’s fees and out-of-pocket expenses) arising in connection with any such claim. The Company acknowledges that it has engaged Rodman & Renshaw, LLC as placement agent (the “Agent”) in connection with the sale of the Securities. Other than the Agent, the Company has not engaged any placement agent or other agent in connection with the sale of the Securities.

(s)  No Integrated Offering. Neither the Company nor any person acting on its behalf has, directly or indirectly, made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would require registration of any of the Securities under the Securities Act or cause this offering of the Securities to be integrated with prior offerings by the Company for purposes of the Securities Act or any applicable shareholder approval provisions, including, without limitation, under the rules and regulations of the American Stock Exchange or any other exchange or automated quotation system on which any of the securities of the Company are listed or designated.

(t)  Application of Takeover Protections; Rights Agreement. The Company and its Board of Directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under that certain Stockholders’ Rights Agreement, dated as of July 27, 1995, between the Company and Registrar and Transfer Company, as amended, and any other rights agreement) or other similar anti-takeover provision under the Certificate of Incorporation or the laws of the jurisdiction of its formation which is or could become applicable to (i) any Purchaser as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Securities and any Purchaser’s ownership of the Securities and (ii) the Purchasers and their Affiliates for a period of not less than five (5) years after the Closing Date.

(u)  Form S-3 Eligibility. The Company meets the eligibility requirements set forth in the Commission’s Form S-3 promulgated under the Securities Act for the registration of the Conversion Shares for resale by the Purchasers.

(v)  Registration Rights. Except as set forth on Schedule 3.1(v), and except for such rights as have previously be satisfied, other than each of the Purchasers, no person or entity has any right to cause the Company to effect the registration under the Securities Act of any securities of the Company.

(w)  Manipulation of Price. The Company has not, and to its knowledge no one acting on its behalf has, (i) taken, directly or indirectly, any action designed to cause or to result in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of any of the Securities, (ii) other than the Agent, sold, bid for, purchased, or paid any compensation for soliciting purchases of, any of the Securities, or (iii) other than the Agent, paid or agreed to pay to any person any compensation for soliciting another to purchase any other securities of the Company.

(x)  Disclosure. All disclosure provided to the Purchasers with regard to the representations and warranties contained in this Section 3.1 regarding the Company, its business and the transactions contemplated hereby, furnished in writing by the Company is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.2  Representations and Warranties of each Purchaser. As of the date hereof and as of the Closing, each Purchaser hereby acknowledges, represents, warrants and/or agrees as follows:

(a)  The sale of the Securities has not been registered under the Securities Act or any state securities laws. The Purchaser understands that the offering and sale of the Securities is intended to be exempt from registration under the Securities Act, by virtue of Section 4(2) and/or Section 4(6) of the Securities Act and the provisions of Regulation D promulgated thereunder;

(b)  The Purchaser is acquiring the Securities solely for its own account for investment and not with a view to resale or distribution and has no present intention of transferring the Securities to any other person or entity;

(c)  The Purchaser is an “accredited investor” as that term is defined in Rule 501 of Regulation D under the Securities Act;

(d)  The Purchaser is a sophisticated investor and has such knowledge and experience in financial, tax, and business matters, including, without limitation, experience in investments by actual participation, so as to enable it to utilize the information made available to it in connection with the offering of the Securities, to evaluate the merits and risks of an investment in the Securities and to make an informed investment decision with respect thereto;

(e)  The Purchaser is either a natural person or an entity which was not formed for the specific purpose of acquiring the Securities. With respect to any entity-Purchaser, the execution, delivery and performance of this Agreement by the Purchaser have been duly authorized and the Agreement is a valid and legally binding agreement of the Purchaser;

(f)  The Purchaser has received all documents requested by the Purchaser regarding the Company and has reviewed them and believes it is well-informed about the Company;

(g)  The Purchaser acknowledges that neither the Commission nor any U.S. state or foreign securities commission has approved the Securities or passed upon or endorsed the merits of the offering;

(h)  The Purchaser is aware that an investment in the Securities involves a number of very significant risks;

(i)  The Purchaser must bear the economic risk of the investment indefinitely because none of the Securities may be sold, hypothecated or otherwise disposed of unless subsequently registered under the Securities Act and applicable state securities laws or an exemption from registration is available. Legends shall be placed on the Securities to the effect that they have not been registered under the Securities Act or applicable state securities laws and of the resulting limitations on transfer and that appropriate notations thereof will be made in the Company’s books and stock transfer records;

(j)  The aggregate purchase price of the Securities does not exceed twenty percent (20%) of the Purchaser’s net worth;

(k)  The Purchaser has taken no action which would give rise to any claim by any person for brokerage commission, finders’ fees or the like relating to this Agreement or the transactions contemplated hereby; and

(l)  The information contained herein is accurate and may be relied upon by the Company in determining the availability of an exemption from registration under Federal and state securities laws in connection with the offering of the Securities.

ARTICLE IV.
OTHER AGREEMENTS OF THE PARTIES

4.1  Transfer Restrictions.

(a)  The Securities may only be disposed of in compliance with state and federal securities laws. In connection with any transfer of Securities other than pursuant to an effective registration statement or Rule 144, to the Company or to an Affiliate of a Purchaser or in connection with a pledge as contemplated in Section 4.1(b), the Company may require the transferor thereof to provide to the Company an opinion of counsel selected by the transferor and reasonably acceptable to the Company, the form and substance of which opinion shall be reasonably satisfactory to the Company, to the effect that such transfer does not require registration of such transferred Securities under the Securities Act. As a condition of transfer, any such transferee shall agree in writing to be bound by the terms of this Agreement and shall have the rights of a Purchaser under this Agreement and the Registration Rights Agreement.

(b)  The Purchasers agree to the imprinting, so long as is required by this Section 4.1, of a legend on any of the Securities in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED WITH THE SECURITIES AND EXCHANGE COMMISSION OR THE SECURITIES COMMISSION OF ANY STATE IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL TO THE TRANSFEROR TO SUCH EFFECT, THE SUBSTANCE OF WHICH SHALL BE REASONABLY ACCEPTABLE TO THE COMPANY. THESE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT WITH A REGISTERED BROKER-DEALER OR OTHER LOAN WITH A FINANCIAL INSTITUTION THAT IS AN “ACCREDITED INVESTOR” AS DEFINED IN RULE 501(a) UNDER THE SECURITIES ACT OR OTHER LOAN SECURED BY SUCH SECURITIES.

The Company acknowledges and agrees that a Purchaser may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Securities to a financial institution that is an “accredited investor” as defined in Rule 501(a) under the Securities Act and who agrees to be bound by the provisions of this Agreement and the Registration Rights Agreement and, if required under the terms of such arrangement, such Purchaser may transfer pledged or secured Securities to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the appropriate Purchaser’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Securities may reasonably request in connection with a pledge or transfer of the Securities, including, if the Securities are subject to registration pursuant to the Registration Rights Agreement, the preparation and filing of any required prospectus supplement under Rule 424(b)(3) under the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of Selling Stockholders thereunder.

(c)  Certificates evidencing the Conversion Shares and Warrant Shares shall not contain any legend (including the legend set forth in Section 4.1(b)), (i) while a registration statement (including the Registration Statement) covering the resale of such security is effective under the Securities Act, or (ii) following any sale of such Conversion Shares or Warrant Shares pursuant to Rule 144, or (iii) if such Conversion Shares or Warrant Shares are eligible for sale under Rule 144(k), or (iv) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the Commission). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the Effective Date if required by the Company’s transfer agent to effect the removal of the legend hereunder. If all or any portion of a Warrant is exercised at a time when there is an effective registration statement to cover the resale of the Warrant Shares, such Warrant Shares shall be issued free of all legends. The Company agrees that at such time as such legend is no longer required under this Section 4.1(c), it will, no later than three Trading Days following the delivery by a Purchaser to the Company or the Company’s transfer agent of a certificate representing Conversion Shares or Warrant Shares, as the case may be, issued with a restrictive legend (such third Trading Day, the “Legend Removal Date”), deliver or cause to be delivered to such Purchaser a certificate representing such shares that is free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge the restrictions on transfer set forth in this Section except in the case of a Purchaser or its permitted transferee becoming an Affiliate. Certificates for Securities subject to legend removal hereunder shall be transmitted by the transfer agent of the Company to the Purchasers by crediting the account of the Purchaser’s prime broker with the Depository Trust Company System.

(d)  In addition to such Purchaser’s other available remedies, the Company shall pay to a Purchaser, in cash, as partial liquidated damages and not as a penalty, for each $1,000 of Conversion Shares or Warrant Shares (based on the VWAP of the Common Stock on the date such Securities are submitted to the Company’s transfer agent) delivered for removal of the restrictive legend and subject to Section 4.1(c), $10 per Trading Day (increasing to $20 per Trading Day three (3) Trading Days after such damages have begun to accrue) for each Trading Day after the second Trading Day following the Legend Removal Date until such certificate is delivered without a legend. Nothing herein shall limit such Purchaser’s right to pursue actual damages for the Company’s failure to deliver certificates representing any Securities as required by the Transaction Documents, and such Purchaser shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief.

(e)  Each Purchaser, severally and not jointly with the other Purchasers, agrees that the removal of the restrictive legend from certificates representing Securities as set forth in this Section 4.1 is predicated upon the Company’s reliance that the Purchaser will sell any Securities pursuant to either the registration requirements of the Securities Act, including any applicable prospectus delivery requirements, or an exemption therefrom, and that if Securities are sold pursuant to a Registration Statement, they will be sold in compliance with the plan of distribution set forth therein.

4.2  Financial Information. The Company shall maintain a system of accounting established and administered in accordance with GAAP consistently applied, and shall set aside on its books, all such proper reserves as shall be required by GAAP. Any Purchaser may direct the Company by written notice from time to time to provide any or all of the following materials or information in which case the Company shall furnish such materials or information, at the Company’s expense, to such Purchaser:

(a)  Unless otherwise filed and available on the EDGAR system, no later than ninety (90) days after the end of each fiscal year, audited consolidated financial statements of the Company, together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an opinion, based on an audit by independent certified public accountants selected by the Company, stating that such financial statements have been so prepared. The consolidated financial statements of the Company shall contain a balance sheet as of the end of such fiscal year and a statement of operations, cash flows and stockholders’ equity for such fiscal year, each setting forth in comparative form the corresponding figures for the preceding fiscal year.

(b)  Subject to the prior receipt by the Company of a written Regulation FD-compliant confidentiality agreement from the requesting Purchaser, no later than thirty (30) days prior to the first day of each fiscal year of the Company, a budget prepared by the Company for each of the four quarters of such fiscal year prepared in the same level of detail as prepared for and delivered to the Company’s Board of Directors for the Company.

(c)  Unless otherwise filed and available on the EDGAR system, no later than forty-five (45) days after the end of each of the first three fiscal quarters of the Company’s fiscal year, the Company’s unaudited consolidated balance sheet as of the end of such fiscal quarter and an unaudited consolidated statement of operations and cash flows for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, setting forth in each case, in comparative form, figures for the corresponding periods in the preceding fiscal year, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal or recurring year-end adjustments.

(d)  Subject to the prior receipt by the Company of a written Regulation FD-compliant confidentiality agreement from the requesting Purchaser, no later than thirty (30) days after the end of each calendar month, the Company’s unaudited consolidated interim balance sheet as of the end of such month and the related unaudited consolidated interim statements of operations and cash flows for such one-month period and the portion of the fiscal year through the end of such month, setting forth in each case, in comparative form, figures for the corresponding fiscal periods in the preceding fiscal year (subject to normal year-end audit adjustments and the absence of footnote disclosure).

4.3  Inspections. The Company shall, and shall cause its Subsidiaries to, furnish to each Purchaser any information which such Purchaser may from time to time reasonably request concerning any covenant, provision or condition of this Agreement, the Registration Rights Agreement or the Securities or any matter in connection with the Company’s business and operations. During normal business hours, upon reasonable notice from Purchasers holding a majority of all then outstanding Shares, and without undue interruption of the Company’s business, the Company shall permit representatives of each Purchaser, including each Purchaser’s independent accountants, agents, attorneys, appraisers and any other representatives, to visit and inspect any of the Company’s property, including its books of account, other books and records, and any facilities or other business assets. The inspections in accordance with the preceding sentence shall be limited to no more than four (4) times each calendar year, and all out-of-pocket costs and expenses of such inspections shall be borne by the applicable Purchasers; provided, however, that during any period in which an Event of Default (as such term is defined in the Convertible Notes) has occurred and is continuing, the number of inspections shall not be limited, and the reasonable, documented out-of-pocket costs and expenses of the inspections during the period in which an Event of Default has occurred and is continuing shall be borne by the Company. The information and access set forth in this Section 5(b) shall in each case be subject to the Company’s prior receipt of a written Regulation FD-compliant confidentiality agreement from the requesting Purchaser.

4.4  Use of Proceeds. The Company shall use the net cash proceeds of the sale of the Securities for general corporate and working capital purposes.

4.5  Maintenance of Corporate Existence and Business. The Company will take such commercially reasonable action as may from time to time be necessary to preserve its corporate existence, rights and franchises, maintain its properties in good repair and to comply with the laws of the United States and all states and locations in which the Company shall do business as shall be necessary to permit the Company to conduct its business, and to preserve all of its rights, franchises and privileges.

4.6  Compliance with Laws. The Company shall comply with applicable laws, rules and regulations of all governmental authorities, the violation of which might have a material adverse effect upon its business or financial condition.

4.7  Payment of Taxes. The Company shall (i) timely file all required tax returns; and (ii) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, except to the extent the same are being contested in good faith and for which adequate reserves under GAAP have been established.

4.8  Insurance. The Company shall maintain insurance in such amounts and covering such risks as are usually and customarily carried with respect to the Company’s assets and any other assets and property of the Company of a character usually insured by similar entities engaged in the same or similar businesses as the Company. The Company shall at all times maintain insurance against its liability for injury to persons or property, which insurance shall be by financially sound and reputable insurers.

4.9  Listing. The Company shall promptly secure the listing of all of the Registrable Securities (as defined in the Registration Rights Agreement) upon each national securities exchange and automated quotation system, if any, upon which the Company’s Common Stock is then listed (subject to official notice of issuance) and shall maintain such listing of all Registrable Securities. The Company shall use commercially reasonable efforts to maintain the authorization for listing of the Common Stock on the American Stock Exchange. The Company shall pay all fees and expenses in connection with satisfying its obligations under this Section 4.10.

4.10  Pre-Emptive Rights. From the Closing Date until the later of (a) January 11, 2010 or (b) the date on which less than that number of shares of Series B Preferred Stock that is equal to 50% of the Shares issued at the Closing remain outstanding, the Company shall not directly or indirectly, offer, sell or grant any option to purchase (or announce any offer, sale, grant or any option to purchase or other disposition of) any Common Stock, Options or Convertible Securities (any such offer, sale, grant, disposition or announcement being referred to as a “Subsequent Placement”) unless the Company shall have first complied with this Section 4.10.

(a)  The Company shall deliver, at least ten (10) business days prior to the closing of a Subsequent Placement, to each Purchaser then holding at least the number of shares of Series B Preferred Stock that is equal to 50% of the Shares initially issued to such Purchaser at the Closing (an “Eligible Purchaser”), a written notice (the “Offer Notice”) of any proposed or intended issuance or sale or exchange (the “Offer”) of the securities being offered (the “Offered Securities”) in a Subsequent Placement, which Offer Notice shall (A) identify and describe the Offered Securities, (B) describe the price and other terms upon which they are to be issued, sold or exchanged, and the number or amount of the Offered Securities to be issued, sold or exchanged, and (C) offer to issue and sell to or exchange with such Eligible Purchasers 50% of the Offered Securities, allocated among such Eligible Purchasers (a) based on such Eligible Purchaser’s pro rata portion of the aggregate principal amount of shares of Series B Preferred Stock then held by all Eligible Purchasers (the “Basic Amount”), and (b) with respect to each Eligible Purchaser that elects to purchase its Basic Amount, any additional portion of the Offered Securities attributable to the Basic Amounts of other Eligible Purchasers as such Eligible Purchaser shall indicate it will purchase or acquire should the other Eligible Purchasers subscribe for less than their Basic Amounts (the “Undersubscription Amount”).

(b)  To accept an Offer, in whole or in part, such Eligible Purchaser must deliver a written notice to the Company prior to the end of the 10th business day after such Eligible Purchaser’s receipt of the Offer Notice (the “Offer Period”), setting forth the portion of such Eligible Purchaser’s Basic Amount that such Eligible Purchaser elects to purchase and, if such Eligible Purchaser shall elect to purchase all of its Basic Amount, the Undersubscription Amount, if any, that such Eligible Purchaser elects to purchase (in either case, the “Notice of Acceptance”). If the Basic Amounts subscribed for by all Purchasers are less than the total of all of the Basic Amounts, then each Eligible Purchaser who has set forth an Undersubscription Amount in its Notice of Acceptance shall be entitled to purchase, in addition to the Basic Amounts subscribed for, the Undersubscription Amount it has subscribed for; provided, however, that if the Undersubscription Amounts subscribed for exceed the difference between the total of all the Basic Amounts and the Basic Amounts subscribed for (the “Available Undersubscription Amount”), each Eligible Purchaser who has subscribed for any Undersubscription Amount shall be entitled to purchase only that portion of the Available Undersubscription Amount as the Basic Amount of such Eligible Purchaser bears to the total Basic Amounts of all Eligible Purchasers that have subscribed for Undersubscription Amounts, subject to rounding by the Company to the extent its deems reasonably necessary.

(c)  The Company shall have thirty (30) days from the expiration of the Offer Period above to offer, issue, sell or exchange all or any part of such Offered Securities as to which a Notice of Acceptance has not been given by the Eligible Purchasers (the “Refused Securities”), but only upon terms and conditions (including, without limitation, the total amount of the financing, unit prices and interest rates) that are not more favorable to the acquiring person or persons or less favorable to the Company than those set forth in the Offer Notice.

(d)  Upon the closing of the issuance, sale or exchange of all or less than all of the Refused Securities, the Eligible Purchasers shall acquire from the Company, and the Company shall issue to the Purchasers, the number or amount of Offered Securities specified in the Notices of Acceptance, as reduced pursuant to Section 4.10(c) above if the Purchasers have so elected, upon the terms and conditions specified in the Offer.

(e)  Any Offered Securities not acquired by the Eligible Purchasers or other persons in accordance with Section 4.10(c) above may not be issued, sold or exchanged until they are again offered to the Eligible Purchasers under the procedures specified in this Agreement.

(f)  The restrictions contained in this Section 4.10 shall not apply to the issuance of any Common Stock issued or issuable: (i) under any Approved Stock Plan; or (ii) upon conversion of the Convertible Promissory Notes or the exercise of the Warrants. “Approved Stock Plan” means any employee benefit plan which has been approved by the Board of Directors and stockholders of the Company prior to the date of this Agreement and as amended hereafter solely consistent with Section 4.14, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

4.11  Meeting of Company Stockholders.

(a)  As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the Commission the Proxy Statement in form and substance reasonably satisfactory to the Company and the Purchasers in order to duly call, give notice of and hold the Shareholder Meeting on or prior to May 15, 2007, unless the Proxy Statement relating to the Shareholder Meeting is reviewed by the Commission, in which case such date shall be extended to June 15, 2007. The Company shall respond to any comments of the Commission and use its commercially reasonable efforts to have the Proxy Statement declared effective under the Securities Act as promptly as practicable after such filing. The Company shall cause the Proxy Statement to be distributed to the stockholders as promptly as practicable after the Proxy Statement shall have become effective under the Securities Act.

(b)  The Company’s Board of Directors shall recommend that the all of the proposals set forth in the Proxy Statement be approved, which proposals shall include the following:

(i)  the approval of a reverse split of 1-for 50 of the Company’s outstanding shares of Common Stock, or such other amount within the range of 1-for-45 to 1-for-55 as may be determined by the Board of Directors and reasonably acceptable to the Purchasers who surrender Convertible Promissory Notes (the “Reverse Stock Split”);

(ii)  the approval of the issuance of the Securities;

(iii)  the approval of the Amended and Restated Certificate of Incorporation;

(iv)  the increase in the shares of Common Stock reserved for issuance as incentive awards to the Company’s management and other employees, directors and consultants pursuant to the Company’s equity incentive plan for purposes of additional grants to current employees and initial grants to new hires consistent with Section 4.14 below; and

(v)  any other terms and conditions of this Agreement and the Transaction Documents which may be required in accordance with applicable law and the rules and regulations of the Trading Market.

(c)  The Company shall notify the Purchasers promptly of the receipt of any comments from the Commission (or its staff) and of any request by the Commission (or its staff) or any other Government Authority for amendments or supplements to the Proxy Statement or any Other Filing for additional information, and shall promptly supply the Purchasers with copies of all correspondence between the Company or any of its representatives, on the one hand, and the Commission, its staff or any other Government Authority, on the other hand, with respect to the Proxy Statement, or any Other Filings.

(d)  As promptly as practicable after the date of this Agreement, the Company shall prepare and file any other filings required under the Exchange Act, the Securities Act or any other federal or state securities Law relating to the transactions contemplated by this Agreement (the “Other Filings”).

(e)  The Company shall cause all documents that it is responsible for filing with the Commission or other regulatory authorities under this Section 4.11 to comply in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder.

(f)  Notwithstanding anything to the contrary contained in this Agreement, the Company, may adjourn or postpone the Shareholder Meeting to the extent necessary to ensure that any supplement or amendment to the Proxy Statement required under applicable requirements of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder is provided to the Company’s stockholders; provided that the Shareholder Meeting shall not be delayed for more than fifteen (15) days with out the Purchasers representing at least a majority in interest of the Shares to be purchased hereunder.

4.12  Abstention from Trading. From the date hereof until the Closing Date and the public announcement of the transactions contemplated hereby, (i) the Purchasers will not engage in any financial market transactions (whether long, short or other hedging transactions) with respect to the Company’s Common Stock and (ii) the Company will not, and the Company shall cause its directors and officers and each of its and their respective Affiliates to not, engage in any financial market transactions (whether long, short or other hedging transactions) with respect to the Company’s Common Stock.

4.13  Board of Directors. At the Shareholder Meeting, the Company will fix the size of its Board of Directors at seven (7) persons, which will consist of the following: (a) upon and after the Closing, four (4) incumbent directors, (b) one (1) vacancy that may be filled at any time after the Closing with a new director designated by the Purchasers who surrender Convertible Promissory Notes (the “Bridge Lenders”), which new director shall be reasonably acceptable to the Company (the “Initial Purchaser Designee”), and (c) two (2) additional vacancies. For so long as the Bridge Lenders hold at least that number of shares of Series B Preferred Stock that is equal to 50% of the Shares issued to the Bridge Lenders at the Closing, such Purchasers will have the right, but not the obligation, to designate the Initial Purchaser Designee and two (2) additional directors to the Board of Directors (the “Subsequent Purchaser Designees” and, together with the Initial Purchaser Designee, the “Purchaser Designees”), to fill the two (2) additional vacancies that will exist following the Closing. Upon the Bridge Lenders’ request at the Closing or from time to time thereafter, the Company shall cause the Purchaser Designees or any successor designee identified in writing by the Bridge Lenders to become members of the Board of Directors. The Company further covenants and agrees that it will take all reasonably necessary actions to ensure that the Purchaser Designees will be included on the Company’s slate of nominees for the Board of Directors submitted for a shareholder vote at any applicable annual meeting of stockholders after the Closing, including preparation of proxy materials and solicitation of the Company’s stockholders to give effect to this Section 4.13.

4.14  Option Pool Increase. On or before the Closing the Company shall cause an increase in the shares of Common Stock reserved for issuance as incentive awards to the Company’s management and other employees, directors and consultants pursuant to its equity incentive plan for purposes of additional grants to current employees and initial grants to new hires, in an aggregate amount equal to the sum of (i) 10% of the Series B Preferred Stock (on an as-converted basis) issued at the Closing (excluding the Warrants) and (ii) 13,000,000 shares of Common Stock calculated prior to the Reverse Stock Split.

4.15  Protective Provisions. At any time when any shares of Series B Preferred Stock issued pursuant to this Agreement, including upon exercise of the Warrants, are outstanding, the Company shall not, without first obtaining the approval (by vote or written consent, as provided by law) of the holders of at least a majority of the shares of the Series B Preferred Stock then held by Significant Holders, if any (it shall be understood, however, that the following Protective Provisions are identical to those set forth in Subsection 3.2 of the rights and preferences of the Series B Preferred Stock set forth in Article Fourth of the Company’s Amended and Restated Certificate of Incorporation, and approval or waiver of any of the following provisions in accordance with the Company’s Amended and Restated Certificate of Incorporation, will be deemed approval or waiver of the same provision hereunder):

a)	authorize or incur any Indebtedness in excess of $2,000,000;

b)
issue or sell any convertible debt, preferred stock (convertible or otherwise) or any other equity or equity-linked security at a price that values the Company’s Common Stock at a price less than the Per Share Purchase Price (as adjusted for all subsequent stock splits, stock dividends, consolidations, recapitalizations and reorganizations) other than any equity or equity linked security that is issued pursuant to any transactions approved under Subsection 4.15(k) hereof;

c)	increase or decrease the authorized number of shares of capital stock of the Company;

d)	create or issue any new class or series of shares having rights, preferences or privileges senior to the Common Stock;

e)
issue any shares of Series A Preferred Stock other than pursuant to the terms of that certain Amended and Restated Stockholders’ Rights Agreement, dated as of July 25, 2005, between the Company and American Stock Transfer & Trust Company;

f)
amend, alter, or repeal any provision of the Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws of the Company (including any filing of a certificate of designation), that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the Series B Preferred Stock;

g)	pay or declare any dividends or make other distributions upon its shares of capital stock;

h)
purchase, redeem or otherwise acquire any of the Company’s equity securities (including warrants, options and other rights to acquire equity securities) other than the repurchase of equity securities pursuant to existing agreements disclosed to the Purchasers in writing prior to the date hereof specifically referencing this Subsection 4.15(h);

i)
issue any equity or equity-linked securities to any employee other than pursuant to the Company’s Approved Stock Plans, or increase the shares of Common Stock or other securities reserved for issuance as incentive awards to the Company’s management and other employees, directors and consultants pursuant to the Approved Stock Plans or any other any equity incentive plan or similar arrangement, other than the increase contemplated by Section 4.14 hereof;

j)	liquidate, dissolve or wind-up;

k)
merge or consolidate with another corporation in which the holders of the Company’s voting equity securities immediately prior to the transaction would own 50% or less of the voting securities of the surviving corporation or engage in any other Deemed Liquidation Event (as defined in the Amended and Restated Certificate of Incorporation);

l)
sell, license or dispose of any material assets of the Company, including intellectual property or other rights to the Company’s development stage, pre-clinical and/or diagnostic assets, including, without limitation, pursuant to any license, development, commercialization, distribution, marketing, co-marketing, collaboration, partnering or other agreement, other than licenses of immaterial technology in the ordinary course of business on commercially reasonable terms and consistent with past practices;

m)	change the authorized number of directors of the Company;

n)	amend or waive any material provision of the Amended and Restated Certificate of Incorporation or the Company’s By-Laws;

o)	materially change the nature of the Company’s business from that engaged in on the date hereof;

p)
intentionally take any action which is reasonably likely to result in (i) the Common Stock of the Company no longer being approved for quotation on the American Stock Exchange or the Nasdaq Stock Market or (ii) the Common Stock of the Company ceasing to be registered pursuant to Section 12 of the Exchange Act; or

q)
agree, consent or acquiesce to any amendment, supplement or other modification to, or termination of, any of its material agreements, including, without limitation any Material License Agreement or any other agreement filed with the Commission pursuant to Item 601 of Regulation S-K.

ARTICLE V.
TERMINATION

5.1  Termination. If the conditions to the Purchasers’ obligations at Closing have not been satisfied or waived on before the date that is fifteen (15) days after the applicable deadline for the Shareholder Meeting (i.e., May 15, 2007, unless the proxy statement relating to the Shareholder Meeting is reviewed by the Commission, in which case such date shall be extended to June 15, 2007), then this Agreement may be terminated at any time thereafter upon written notice to the Company by Purchasers representing at least a majority in interest of the Shares to be purchased hereunder. The provisions of Article VI shall survive the termination of this Agreement.

ARTICLE VI.
MISCELLANEOUS

6.1  Fees and Expenses. Except as expressly set forth in the Transaction Documents to the contrary, each party shall pay the fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Agreement; provided that the Company shall reimburse the holders of Convertible Promissory Notes for all reasonable costs and expenses incurred in connection with this Agreement, the Proxy Statement and the Shareholder Meeting (including all reasonable legal fees and disbursements in connection therewith, documentation and implementation of the transactions contemplated by this Agreement and due diligence in connection therewith) subject to a maximum of One Hundred Thousand Dollars ($100,000), including any amounts previously reimbursed under the Note and Warrant Purchase Agreement. The Company shall pay all transfer agent fees, stamp taxes and other taxes and duties levied in connection with the delivery of any Securities to the Purchasers.

6.2  Entire Agreement. The Transaction Documents, together with the exhibits and schedules thereto, and the Note and Warrant Purchase Agreement and other agreements entered into and securities issued in connection therewith, contain the entire understanding of the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters, which the parties acknowledge have been merged into such documents, exhibits and schedules.

6.3  Notices. Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (a) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto prior to 5:30 p.m. (New York City time) on a Trading Day, (b) the next Trading Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth on the signature pages attached hereto on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (c) the 2nd Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (d) upon actual receipt by the party to whom such notice is required to be given. The address for such notices and communications shall be as set forth on the signature pages attached hereto.

6.4  Amendments; Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed by the Company and Purchasers representing at least a majority in interest of the Shares to be purchased hereunder. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.

6.5  Headings. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

6.6  Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. The Company may not assign this Agreement or any rights or obligations hereunder without the prior written consent of each Purchaser (other than by merger). Any Purchaser may assign any or all of its rights under this Agreement to any Person to whom such Purchaser assigns or transfers any Securities, provided such assignment is otherwise permitted by law, provided such transferee agrees in writing to be bound, with respect to the transferred Securities, by the provisions of the Transaction Documents that apply to the “Purchasers.”

6.7  No Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person, except as otherwise set forth in Section 4.9.

6.8  Survival. The representations and warranties contained herein shall survive the Closing and the delivery of the Shares, the Conversion Shares and Warrant Shares.

6.9  Governing Law. All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.

6.10  Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or “.pdf” signature page were an original thereof.

6.11  Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their good faith commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

6.12  Rescission and Withdrawal Right. Notwithstanding anything to the contrary contained in (and without limiting any similar provisions of) any of the other Transaction Documents, whenever any Purchaser exercises a right, election, demand or option under a Transaction Document and the Company does not timely perform its related obligations within the periods therein provided, then such Purchaser may rescind or withdraw, in its sole discretion from time to time upon written notice to the Company, any relevant notice, demand or election in whole or in part without prejudice to its future actions and rights.

6.13  Replacement of Securities. If any certificate or instrument evidencing any Securities is mutilated, lost, stolen or destroyed, the Company shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof (in the case of mutilation), or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to the Company of such loss, theft or destruction. The applicant for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs (including customary indemnity) associated with the issuance of such replacement Securities.

6.14  Remedies. In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Purchasers and the Company will be entitled to specific performance under the Transaction Documents. The parties agree that monetary damages will not be adequate compensation for any loss incurred by reason of any breach of obligations contained in the Transaction Documents and hereby agrees to waive and not to assert in any action for specific performance of any such obligation the defense that a remedy at law would be adequate, and hereby further agrees to waive any requirement that the other party post a bond as a condition for obtaining any such relief.

6.15  Payment Set Aside. To the extent that the Company makes a payment or payments to any Purchaser pursuant to any Transaction Document or a Purchaser enforces or exercises its rights thereunder, and such payment or payments or the proceeds of such enforcement or exercise or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside, recovered from, disgorged by or are required to be refunded, repaid or otherwise restored to the Company, a trustee, receiver or any other person under any law (including, without limitation, any bankruptcy law, state or federal law, common law or equitable cause of action), then to the extent of any such restoration the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such enforcement or setoff had not occurred.

6.16  Independent Nature of Purchasers’ Obligations and Rights. The obligations of each Purchaser under any Transaction Document are several and not joint with the obligations of any other Purchaser, and no Purchaser shall be responsible in any way for the performance or non-performance of the obligations of any other Purchaser under any Transaction Document. Nothing contained herein or in any other Transaction Document, and no action taken by any Purchaser pursuant thereto, shall be deemed to constitute the Purchasers as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Purchasers are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Documents. Each Purchaser shall be entitled to independently protect and enforce its rights, including without limitation, the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Purchaser to be joined as an additional party in any proceeding for such purpose.

6.17  Liquidated Damages. The Company’s obligations to pay any partial liquidated damages or other amounts owing under the Transaction Documents is a continuing obligation of the Company and shall not terminate until all unpaid partial liquidated damages and other amounts have been paid notwithstanding the fact that the instrument or security pursuant to which such partial liquidated damages or other amounts are due and payable shall have been canceled.

6.18  Construction. The parties agree that each of them and/or their respective counsel has reviewed and had an opportunity to revise the Transaction Documents and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of the Transaction Documents or any amendments hereto.

(Signature Pages Follow)

IN WITNESS WHEREOF, the parties hereto have caused this Series B Stock and Warrant Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ALTEON INC.	Address for Notice:

By:/s/ Noah Berkowitz	221 West Grand Avenue Montvale, NJ 07645
Name: Noah Berkowitz Title: President

With a copy to (which shall not constitute notice): Mintz Levin Cohn Ferris Glovsky and Popeo, P.C. One Financial Center Boston, MA 02110 Attn: William T. Whelan, Esq.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK
SIGNATURE PAGE FOR PURCHASER FOLLOWS]

IN WITNESS WHEREOF, the undersigned have caused this Series B Stock and Warrant Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

BAKER/TISCH INVESTMENTS, L.P.	Address for Notice:
By: Baker/Tisch Capital, L.P.,
its general partner	667 Madison Avenue
By: Baker/Tisch Capital (GP), LLC,	17th Floor
its general partner	New York, NY 10021
Fax:
By: /s/ Feix Baker
Name: Felix Baker, Ph.D
Title: Managing Member

BAKER BIOTECH FUND I, L.P.
By:  Baker Biotech Capital, L.P.,
its general partner
By:  Baker Biotech Capital (GP), LLC,
its general partner

By: _/s/ Felix Baker____________
Name: Felix Baker, Ph.D.
Title: Managing Member

Baker Brothers Life Sciences, L.P.
By:  Baker Brothers Life Sciences Capital, L.P.
its general partner
By:  Baker Brothers Life Sciences Capital (GP), LLC
is general partner

By: _/s/ Felix Baker_____________
Name: Felix Baker, Ph.D.
Title: Managing Member

14159, L.P.
By:  14159 Capital, L.P.,
its general partner
By:  14159 Capital (GP), LLC,
is general partner

By:__/s/ Felix Baker________________
Name: Felix Baker, Ph.D.
Title: Managing Member

IN WITNESS WHEREOF, the undersigned have caused this Series B Stock and Warrant Purchase Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

Atticus Global Advisors, Ltd.	Address for Notice:

c/o Atticus Capital LP
152 West 57th Street
By: /s/ Mathhew Edmonds	New York, NY 10019
Name: Matthew Edmonds	Attn: Legal Department
Title: Director	Fax: (212) 373-0871

Green Way Managed Account Series, Ltd.,
in respect to its segregated account, Green Way Portfolio D

By:_/s/Dominique Ould-Ferhat ___
        Name: Dominique Ould-Ferhat
        Title: President and Director

SCHEDULE A

LIST OF PURCHASERS

	Subscription Amount
Name of Purchaser	Cash at Closing	Conversion of Convertible Promissory Notes (plus interest)	Series B Preferred Stock Purchased	Warrants Purchased
Atticus Global Advisors, Ltd.	$3,500,000	N/A	(4)	(5)

Green Way Managed Account Series, Ltd., in respect to its segregated account, Green Way Portfolio D	$500,000	N/A	(4)	(5)
Total	$22,000,000 (2)	3,000,000 (3)	(4)	(5)

1. Baker Brothers Investments includes investments by the following funds: Baker/Tisch Investments, L.P., Baker Biotech Fund I, L.P., Baker Brothers Life Sciences, L.P., 14159,L.P., Baker Bros. Investments II, L.P.
1. To be amended at Closing. The aggregate cash paid at closing by Baker Brothers Investments shall be reduced by the aggregate accrued and unpaid interest on the Convertible Promissory Notes through the Closing.
2. To be amended at closing to reflect the accrued and unpaid interest on the Convertible Promissory Notes.
2. To be completed at Closing. The number of shares of Series B Preferred Stock allocated to each Purchaser shall be determined at the Closing based upon each Purchaser's respective Subscription Amount divided by the Per Share Purchase Price.
3. To be completed at Closing. The number of Warrants shall represent 25% of total Subscription Amount divided by the Per Share Purchase Price.

Exhibit A

Form of Amended and Restated Certificate of Incorporation

Exhibit B

Form of Registration Rights Agreement

Exhibit C

Form of Warrant

Exhibit D

Form of Opinion of Company Counsel

1.  The Company and the Subsidiary are corporations duly incorporated, validly existing and in good standing under the Delaware Law and have all requisite corporate power and authority to conduct their business as described in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2006, as amended.

2.  The Company has the requisite corporate power and authority to enter into and perform its obligations under the Transaction Documents and to issue the Series B Preferred Stock and the Warrants in accordance with their terms. The execution and delivery of the Transaction Documents by the Company have been duly authorized by all necessary corporate action. Each of the Transaction Documents has been duly executed and delivered, and each of the Transaction Documents constitute valid and binding obligations of the Company, enforceable against it in accordance with their respective terms.

3.  The shares of Series B Preferred Stock to be issued to you at the Closing have been duly and validly authorized, and, when issued and delivered against payment therefor pursuant to the Purchase Agreement, will be duly and validly issued, fully paid and nonassessable.

4. The number of shares of Series B Preferred Stock initially issuable upon exercise of the Warrants has been duly and validly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Warrants, will be duly and validly issued, fully paid and nonassessable.

5. The number of shares of Common Stock initially issuable upon conversion of the Series B Prefered Stock, including the Series B Preferred Stock issuable upon exercise of the Warrants, has been duly and validly authorized and reserved for issuance and, upon issuance in accordance with the terms of the Transaction Documents, will be duly and validly issued, fully paid and nonassessable.

6.  The execution and delivery of the Transaction Documents by the Company will not (i) result in a violation of the Company’s Certificate of Incorporation or By-Laws; or (ii) to our knowledge, violate, breach or constitute a default under, or (except as created pursuant to the terms of the Transaction Documents) result in the creation of any lien, charge or encumbrance on any property or assets of the Company, pursuant to the terms of any material agreement, indenture or instrument to which the Company is a party.

7.  Based upon your representations, warranties and covenants contained in the Transaction Documents, the shares of Series B Preferred Stock, Warrants and underlying shares of Common Stock may be issued to you without registration under the Securities Act of 1933, as amended.

8.  No registration with, consent or approval of, notice to, or other action by, any governmental entity is required on the part of the Company for the execution or delivery by the Company of the Transaction Documents, or if required, such registration has been made, such consent or approval has been obtained, such notice has been given or such other appropriate action has been taken.